EXHIBIT 99.1
CONSENT
OF
UBS SECURITIES LLC
Board of Directors
Robbins & Myers, Inc.
51 Plum Street
Suite 260
Dayton, Ohio 45440
Members of the Board:
We hereby consent to the inclusion of our opinion letter, dated October 6, 2010, to the Board of Directors of Robbins & Myers, Inc. (the “Company”) as Annex B to the Registration Statement of the Company on Form S-4 (the “Registration Statement”) relating to the proposed merger involving the Company and T-3 Energy Services, Inc. and references made to such opinion in the Registration Statement under the captions entitled “Summary—Opinions of Robbins & Myers’ Financial Advisors”, “The Merger— Recommendation of the Board of Directors of Robbins & Myers; Robbins & Myers’ Reasons for the Merger”, “The Merger—Background of the Merger” and “The Merger— Opinion of Robbins & Myers’ Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

UBS SECURITIES LLC

By:
Name: David Hunt
Title: Managing Director

By:
Name: Robert E. Allgyer, Jr.
Title: Executive Director

November 8, 2010
UBS Investment Bank is a business group of UBS AG.
UBS Securities LLC is a subsidiary of UBS AG.